SCHEDULE 14A

PROXY STATEMENT

Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒        Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

Sabre Corporation

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

April 8, 2024

Dear Stockholders:

We are writing to ask for your critical support for the proposals to be voted on at Sabre’s 2024 Annual Meeting of Stockholders and to express our appreciation for your independent analysis in conducting your evaluation. Our Board of Directors continues to unanimously recommend you cast your vote FOR all proposals.

Specifically, we would like to draw your attention to Proposal 3, approval of the Sabre Corporation 2024 Omnibus Incentive Compensation Plan, which we refer to as the 2024 Omnibus Plan. The 2024 Omnibus Plan would replace our 2023 Omnibus Plan, increasing the number of shares authorized for issuance pursuant to our equity-based compensation plans for our team members and other service providers. The 2024 Omnibus Plan is intended to promote the interests of Sabre and our stockholders and is a critical part of our overall compensation program. This plan provides our team members and other service providers, who are responsible for the management, growth, and protection of our business, with incentives and rewards to encourage them to continue in the service of Sabre. The 2024 Omnibus Plan is designed to meet these objectives by providing these individuals with a proprietary interest aligned with the long-term growth, profitability, and financial success of Sabre.

We are pleased to note that, on April 1, 2024, Glass Lewis & Co., a proxy advisory firm, issued a voting recommendation supporting Proposal 3.

On April 3, 2024, Institutional Shareholder Services (“ISS”), a proxy advisory firm, issued voting recommendations relating to our 2024 Annual Meeting. In its report, ISS supports our say-on-pay proposal, noting the pay and performance alignment of our executive compensation program. Nevertheless, ISS ultimately recommends stockholders vote against Proposal 3, applying quantitative tests that we believe have significant shortcomings when applied to our industry, business model, and equity compensation needs. Given ISS’ recommendation, we believe it is imperative that we highlight these shortcomings to demonstrate for our stockholders why we believe the ISS analysis is flawed when applied to Proposal 3.

•	The ISS report’s analysis uses a peer group containing members with fundamentally different business models from our technology focus.

○

As a valued global technology partner to the travel industry, Sabre competes with other technology companies to attract and retain talent. Consistent with other technology companies, we employ a broad-based equity compensation program designed to help ensure we attract and retain talent to allow us to achieve our long-term strategic goals.

○

In the ISS report, our equity compensation practices are compared against a peer group drawn from companies within the broad “Consumer Services” GICS sector designation—a designation that includes a large number of hoteliers, restaurants and entertainment venues. We believe many companies within this peer group tend to have fundamentally different business models, including how they approach compensation of their team members, particularly regarding the breadth of equity grants. Not surprisingly, when compared against benchmarks derived from this group, our results on quantitative tests are not comparable.

○

We believe our burn rate is consistent with those of other technology companies with whom we compete for talent—a fact that the ISS report’s analysis fails to take into account. For example, our 2023 burn rate of 5.20% is lower than the ISS 2024 value-adjusted burn rate benchmark of 5.95% for Software & Services companies in the Russell 3000 (excluding the S&P 500).

•	The ISS report fails to take into account the significant role the 2024 Omnibus Plan would play in our overall compensation program.

○

Our compensation program is designed to align our management with long-term stockholder interests and the achievement of our strategic initiatives. Failure to approve the 2024 Omnibus Plan would severely limit our ability to issue equity-based awards to current and future team members, resulting in the loss of a critical tool for recruiting, retaining, and motivating our team members, particularly while we are focused on implementing our growth strategies designed to deliver modern distribution and retailing technology.

○

The ISS report does not address the significant implications for us and our stockholders if the 2024 Omnibus Plan is not approved. If Proposal 3 fails, we will not have access to additional shares, which would severely limit our ability to issue equity-based awards to current and future team members.

○

If Proposal 3 is not approved, it could also require us to take one or more actions that could be detrimental to our ability to continue creating value for stockholders, including reducing the amount or proportion of compensation paid to our team members in equity-based awards, decreasing their long-term alignment with investors, or reducing the proportion of team members that receive equity compensation, limiting the scope of our employee base that is aligned with stockholders.

Notwithstanding these flaws in the application of the quantitative test, the ISS report generally viewed the features of the 2024 Omnibus Plan and our grant practices (other than the burn rate) as positive, providing further support for the reasonableness of Proposal 3 and the 2024 Omnibus Plan.

We believe our compensation program is consistent with those of other technology companies, appropriately incentivizes and rewards our team members, and has been effective in aligning their long-term interests with those of our stockholders. We believe approval of Proposal 3 and the related increase in additional shares for use in attracting and retaining talent will be critical to maintaining a key aspect of this compensation program.

For the foregoing reason and the reasons included in our proxy statement, the Board of Directors continues to unanimously recommend that our stockholders vote “FOR” the 2024 Omnibus Incentive Compensation Plan.

Your vote is important. Please carefully consider the proposals included in our proxy statement, as well as matters discussed in these additional proxy materials, and vote your shares as follows:

•

FOR the election of George Bravante, Jr., Hervé Couturier, Kurt Ekert, Gail Mandel, Phyllis Newhouse, Elaine Paul, Karl Peterson, Gregg Saretsky, John Scott, and Wendi Sturgis to our Board of Directors, each to serve a one-year term,

•	FOR the ratification of the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2024,

•	FOR the approval of our 2024 Omnibus Incentive Compensation Plan,

•	FOR the approval of our 2024 Director Equity Compensation Plan,

•	FOR the approval of an amendment to our Certificate of Incorporation regarding officer exculpation, and

•	FOR the approval of an advisory vote on the compensation of our named executive officers.

Whether or not you plan to attend the 2024 Annual Meeting, we encourage you to read the proxy statement and these additional materials, and submit your proxy or voting instructions as soon as possible. If you have already returned your proxy card or provided voting instructions to your broker, you do not need to take any action unless you wish to change your vote. Information regarding how to vote your shares and revoke previously submitted proxies is available in the proxy statement.

Only stockholders of record at the close of business on February 26, 2024 or their proxy holders may vote at our 2024 Annual Meeting. Our definitive proxy statement and Sabre’s 2023 annual report are available at www.proxydocs.com/SABR.

3